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                                 [LETTERHEAD]


April 14, 1998


Forest Oil Corporation
Suite 2200
1600 Broadway
Denver, Colorado 80202

Ladies and Gentlemen:

RE:  CANADIAN FOREST OIL LTD.

We are counsel to Canadian Forest Oil Ltd., an Alberta corporation (the "Issuer"), in connection with the creation and issuance of the Issuer's 8-3/4% Senior Subordinated Notes due 2007, Series 1998 (the "Notes") described in the Registration Statement on Form S-4 (the "Registration Statement') to be filed with the Securities and Exchange Commission (the "Commission") under the SECURITIES ACT OF 1933, as amended (the "SECURITIES ACT").

We have examined originals or copies, certified or otherwise identified to our satisfaction of (i) the Articles of Amalgamation and Bylaws of the Issuer, (ii) the Indenture dated as of September 29, 1997 (the "Indenture") by and among the Issuer, Forest Oil Corporation and State Street Bank and Trust Company, as Trustee (the "Trustee") and (iii) such minutes of Directors' meetings, certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

Based on the foregoing, we are of the opinion that the Issuer has full corporate right, power and authority to execute and deliver the Indenture and the Notes and each of such documents has been authorized, and when the Notes have been duly executed, authenticated, issued and delivered in accordance with the Indenture and upon receipt of the consideration therefor, the Notes will be validly issued as fully paid securities of the Issuer.

The foregoing opinion is limited in all respects to the laws of Alberta, Canada. We understand that Vinson & Elkins LLP. will be rendering a separate opinion regarding the enforceability of the Indenture and Notes as they are governed by the laws of the State of New York.


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We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the SECURITIES ACT or the rules and regulations of the Commission issued thereunder.


Yours truly,

/s/ Bennett Jones Verchere